FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2003

Commission file number 1-12579

OGE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation or organization)	73-1481638 (I.R.S. Employer Identification No.)

321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(Address of principal executive offices)
(Zip Code)

405-553-3000
(Registrant’s telephone number, including area code)

Item 5. Other Events

        The Company announced on October 31, 2003, and as described in the attached Exhibit No. 99.01, that it filed a rate proposal with the Oklahoma Corporation Commission seeking a $91 million rate increase.

Item 7. (c) Exhibits

Exhibit Number	Description
99.01	Press release dated October 31, 2003, announcing Customer Savings, Reliability at the Heart of OG&E Rate Plan.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP. (Registrant)
By	/s/ Donald R. Rowlett
Donald R. Rowlett Vice President and Controller (On behalf of the registrant and in his capacity as Chief Accounting Officer)

October 31, 2003

Exhibit 99.01

Customer Savings, Reliability at the Heart of OG&E Rate Plan
Lower rates seen for nearly all customers by January 2005

OKLAHOMA CITY – In a filing today at the Oklahoma Corporation Commission, OG&E Electric Services took the next step in implementing a plan designed to save customers money on their electric bills while increasing system reliability. The filing asks the OCC for a $91 million rate increase, which will enable OG&E to provide nearly $160 million in offsetting savings through 2005.

The company is requesting the increase to pay for its acquisition of the McClain power plant in Newcastle, Okla., invest in electric system reliability, and address rising business costs.

“This is the next phase of a plan to save customers money over the next several years,” said OG&E spokesman Brian Alford, pointing to the 2002 rate case settlement agreement that resulted in a $25 million rate reduction in 2003. “Two other key components of the 2002 agreement were the Commission’s recognition that OG&E needed to acquire a new power plant, and OG&E’s guarantee to deliver at least $75 million of customer savings over a three-year period after completing the acquisition.”

For residential customers, the proposed rate increase would temporarily increase rates about $4 per month in the last half of 2004, but, by January 2005, rates would fall $1 below January 2003 levels.

Public schools will see immediate savings once the plan is approved and as much as an 18 percent decrease in rates by 2005.

OG&E’s small business customers will see gradually declining rates during the next 24 months, dropping approximately 10 percent by January 2005.

“While the majority of our customers pay rates well below the regional average, small business rates are well above that average,” Alford said. “The same holds true for schools, churches and non-profit organizations, and our plan seeks to address this inequity. There are more than 80,000 small business customers on the OG&E system, and collectively, they are Oklahoma’s largest employer and primary engine for economic growth.”

While OG&E’s small business customers are paying above average rates, the company’s large industrial customer rates are well below average. The plan calls for these customers to see a rate increase of approximately 2 percent, which will still keep their rates below regional and national averages.

OG&E expects to complete its acquisition of a 77 percent interest in the McClain power plant in Newcastle this year. The $160 million acquisition will add 400 megawatts of high-efficiency generating capacity to the OG&E system that will enable the company to deliver customer savings by reducing the consumption of generating fuel and offsetting costly purchased-power and federally mandated cogeneration contracts.

“This new plant gives us the opportunity to deliver big savings to our customers for many years to come,” Alford said. “But to make that possible, we need to recover the cost of the plant through a rate increase. The good news is the savings will offset the rate increase required to pay for it.”

Alford added that 17 years of declining electric rates and growing customer demand for electric power – compounded by deferred maintenance and a series of severe wind storms, tornadoes, and ice storms – make it necessary to invest in electric system reliability.

“We have specific proposals for investment in the OG&E system, which we strongly believe will help ensure the ongoing reliability of our electric service,” Alford said. “The chaos caused by the summer blackout in the Northeast highlighted the importance of electric system reliability.”

Alford noted that the company’s new rate plan is subject to the successful completion of the power plant acquisition and, ultimately, to the approval of the Corporation Commission.

OG&E, a subsidiary of OGE Energy Corp. (NYSE: OGE), serves approximately 720,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas. OGE Energy also is the parent company of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma and Arkansas.